UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 25, 2011

Motorola Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

1-7221	36-1115800
(Commission File Number)	(IRS Employer Identification No.)

1303 East Algonquin Road Schaumburg, Illinois	60196
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 576-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2011, the Board of Directors (the “Board”) of Motorola Solutions, Inc., a Delaware corporation (the “Company”), upon recommendation of the Compensation and Leadership Committee (the “Committee”) approved and adopted a new and amended an existing senior officer change in control severance plan (collectively, the “Severance Plans”) for the Company, as further described in this Current Report. The following brief descriptions of the terms and conditions of the Severance Plans are qualified in their entirety by reference to each individual Severance Plan filed as an Exhibit 10 hereto and incorporated herein by reference.

The Company’s 2011 Senior Officer Change in Control Severance Plan

On January 25, 2011, the Board approved and adopted the Company’s 2011 Senior Officer Change in Control Severance Plan (the “New Senior Officer Plan”). The New Senior Officer Plan will be (1) the Company’s change in control severance plan for officers of the Company who are at or above the level of Senior Vice President (“Senior Officers”) who are first elected or promoted to such positions on or after February 1, 2011 and (2) the Company’s replacement change in control severance plan, effective February 1, 2014, for then Senior Officers who are otherwise eligible to participate in one of the pre-existing change in control plans on or before January 31, 2014 and who, as Senior Officers, have a Date of Termination (as defined in the New Senior Officer Plan) on or after February 1, 2014 in connection with a change in control. In particular, under the New Senior Officer Plan:

•

Each participant is generally entitled to receive severance benefits if the participant terminates employment with the Company within two years subsequent to a change in control of the Company for “Good Reason” or if the participant’s employment with the Company is involuntarily terminated within two years subsequent to a change in control of the Company for any reason other than termination for “Cause,” Disability, death or normal retirement, or in the event of an anticipatory termination in connection with a change in control of the Company;

•

Qualifying participants are entitled to receive a lump sum in cash equal to their unpaid salary for accrued vacation days, accrued salary through the termination date and unpaid annual incentive or sales incentive bonuses for the preceding year;

•

Qualifying participants are also entitled to receive a lump sum in cash equal to two times the participant’s base salary in effect on the termination date plus two times the participant’s target annual bonus or sales incentive bonus for the year in which termination occurs;

•	Qualifying participants will also receive a pro rata annual incentive or sales incentive bonus at target for the performance period (year, quarter or month) in which the termination occurs;

•	Payments may be made at different times or in different formats depending on the application of Section 409A of the Internal Revenue Code of 1986 (the “Code”);

•	Qualifying participants would also receive continued medical and insurance benefits for up to two years, and two years of age and service credit for retiree medical eligibility; and

•

In the event a qualifying participant is subject to the excise tax under Section 4999 of the Code, either (A) the participant will pay all applicable Section 4999 excise taxes with respect to severance benefits (if such taxes apply) or (B) the severance benefits will be cut back to an amount that will not be subject to Section 4999 excise taxes, whichever option is more favorable to the participant on an after-tax basis.

The New Senior Officer Plan’s term is for four years, unless earlier terminated. If a Change in Control occurs during the term, the New Senior Officer Plan continues for at least an additional two years from the Change in Control. The New Senior Officer Plan may not be amended or terminated in a manner adverse to participants except upon one years’ advance written notice.

The Company’s Legacy Senior Officer Amended and Restated Change in Control Severance Plan

On January 25, 2011, in connection with its approval of the New Senior Officer Plan, the Board approved the amendment and restatement of the Motorola, Inc. Senior Officer Amended and Restated Change in Control Severance Plan in the form of the Motorola Solutions, Inc. Legacy Senior Officer Amended and Restated Change in Control Severance Plan (the “Legacy Senior Officer Plan”), to reflect the closure of the Legacy Senior Officer Plan to new participants effective February 1, 2011 and/or the anticipated termination of the Legacy Senior Officer Plan as of January 31, 2014 (except to the extent needed to pay severance pay and benefit obligations under the Legacy Senior Officer Plan with respect to participants who terminate employment on or prior to that date). In addition, the Legacy Senior Officer Plan reflects the Company’s recent name change from Motorola, Inc. to Motorola Solutions, Inc., clarifies that, if applicable, sales incentive bonuses would be paid to the same extent as annual incentive bonuses, and clarifies that the severance rights of participants who terminate employment on or before January 31, 2014 will be governed by the Legacy Senior Officer Plan rather than the New Senior Officer Plan.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Motorola Solutions, Inc. 2011 Senior Officer Change in Control Severance Plan

10.2	Motorola Solutions, Inc. Legacy Senior Officer Amended and Restated Change in Control Severance Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTOROLA SOLUTIONS, INC.

By:	/s/ Michele A. Carlin
	Name:	Michele A. Carlin
	Title:	Senior Vice President, Human Resources

Date: January 31, 2011

EXHIBIT INDEX

Exhibit Number	Description

10.1	Motorola Solutions, Inc. 2011 Senior Officer Change in Control Severance Plan

10.2	Motorola Solutions, Inc. Legacy Senior Officer Amended and Restated Change in Control Severance Plan